Exhibit 19.1

APIMEDS PHARMACEUTICALS US, INC.

INSIDER TRADING COMPLIANCE POLICY

(Effective as of February 7, 2025)

Apimeds Pharmaceuticals US, Inc. (the “Company”) has a culture which requires integrity, ethical conduct and fair dealing. It is the purpose of this policy to set forth basic guidelines for trading in the Company’s securities (including, without limitation, its common stock) and to preserve its confidential information so as to avoid any situation that might have the potential to damage the Company’s reputation or which could constitute a violation of federal or state securities law by the Company, its officers, directors, or employees. Toward these ends, it is the intention of the Company that it and all its employees shall comply with and observe all applicable securities laws, including the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Insider Trading and Securities Fraud Enforcement Act of 1988, by the Sarbanes-Oxley Act of 2002, and by other acts.

I. MATERIAL NON-PUBLIC INFORMATION.

A.	General

Under the Federal securities laws, “insiders” (i.e., officers, members of the Board of Directors and other individuals having access to material non-public information) are prohibited from trading in common stock and other securities on the basis of such material non-public information until after the information has been disclosed to the public. This prohibition reflects the need, as determined by Congress, the Securities and Exchange Commission (“SEC”) and the courts, to ensure equality of information between corporate insiders and members of the investing public. The Company takes seriously our obligation, and that of our employees, to prevent insider trading violations.

All matters regarding the “materiality” or “non-public” nature of any information shall be determined by the Secretary of the Company.

Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Company’s management or the board of directors;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Secretary before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Secretary or assume that the information is nonpublic and treat it as confidential.

B.	Limitation of Access to and Use of Material Non-Public Information

The obligation not to trade on inside information applies not only to the Company and insiders, but also to persons who obtain such information from insiders and use it to their advantage. Thus, liability may be imposed upon the Company, its insiders and also outsiders who are the source of leaks of material information not yet disclosed to the public if the leaks coincide with purchases or sales of the Company’s securities (i) by such insiders or outsiders, (ii) by the Company itself, or (iii) by “tippees” (including relatives, friends, investment analysts, etc.).

Material non-public information shall not be disseminated to any person outside the Company without that person signing a Non-Disclosure Agreement acknowledging that they are receiving material non-public information and must be distributed within the Company only on a strict “need to know” basis. No employee is permitted to disclose such information selectively or generally to any other employee or outside contact unless the person to whom disclosure is made has a clear right and need to know such information in order to fulfill job responsibilities and such disclosure is approved by the Secretary of the Company. It is permissible to have discussions with investment analysts, but material non-public information may not be disclosed to an investment analyst without the information being simultaneously released to the public. Under no circumstances should any employee discuss such information with family, relatives or business and social acquaintances.

Unless specifically authorized to do so, no employee, officer or director may disclose nonpublic information about the Company on the Internet (regardless of whether such information is material), and more specifically in investor discussion forums (like Yahoo! Finance, Google Finance or The Motley Fool) or chat rooms or message boards where companies and their prospects are discussed. Messages in these investor forums are typically posted by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit the message writers’ own stock positions. Accordingly, no employee, officer or director of the Company may discuss the Company or Company-related information in such investor forums, regardless of the situation. In addition, disclosures of material nonpublic information through this forum may amount to a “tip” or leak of such information, in violation of this Policy and applicable law. Despite any inaccuracies that may exist in these investor forums, postings in these forums can result in the disclosure of information that may be harmful to the Company.

Typically, public disclosure is accomplished by means of a press release cleared by the Chief Executive Officer and the President. Certain other disclosures are made by the Company in reports to the SEC. Only certain of the Company’s executive officers and investor relations personnel may communicate with securities market professionals, stockholders and members of the media. Employees, officers and directors should refer any such inquiries to the appropriate Company personnel as indicated above.

Insiders are also prohibited from trading in the securities of competitors, customers, vendors or joint venturers of the Company while in possession of material non-public information concerning those third parties.

No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

No director, officer or employee or any of their immediate family members may purchase or sell any security of any other publicly-traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Secretary. Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth below.

C.	Possible Sanctions

Violation of any of the securities laws described in this Policy Statement may result in the institution of a prosecution or an SEC enforcement proceeding against the individual and the Company, or both. Some of the possible penalties for individuals who trade on inside information include:

●	Liability for Insider Trading. Insiders may be subject to a civil penalty of up to three times the profit gained or loss avoided; a criminal fine of up to $5 million (no matter how small the profit); and imprisonment for up to 20 years for trading in securities when in possession of material non-public information. In addition, if the Company or any “controlling person” (i.e., a person in a supervisory capacity) fails to take appropriate steps to prevent an employee from engaging in insider trading, the Company or controlling person faces potential civil penalties of the greater of $1,000,000, up to 3 times the profits realized or losses avoided, and potential criminal penalties of up to $25 million.

●	Liability for Tipping. Insiders may also be liable for improper transactions by a tippee to whom they have disclosed material non-public information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.

●	Possible Disciplinary Actions. Employees who violate this policy will be subject to serious disciplinary action, which may include ineligibility for future participation in our equity incentive plans or termination of employment.

D.	Quiet Periods and Pre-Trade Approvals

In order to provide a degree of certainty as to when insider trading is permissible with respect to the timing of quarterly and annual releases of financial information, the Company has established recurring “quiet periods” relative to such releases. Directors, all officers and employees with access to financial results, subject to their having adopted a valid 10b5-1 plan, as discussed below, are not permitted to buy or sell Company stock during the periods commencing on the 16th calendar day of the third month of each fiscal quarter and ending at the close of business on the second working day after quarterly or annual earnings are released to the public. Trading in Company stock at other times may be permissible, but all transactions in Company stock by directors, officers and other identified employees must be approved in advance by the Secretary and must be reported to the Secretary after consummating the transaction.

The Company may impose additional quiet periods during which trading will not be allowed when there are developments that give rise to the need for public disclosure. Affected stockholders will be advised by memorandum from the Secretary when these additional quiet periods are in effect.

E.	10b5-1 Trading Plans

The SEC has enacted rules (Rule 10b5-1 under the Exchange Act) that provide an affirmative defense against violations of the insider trading laws if you enter into a contract, provide instructions, or adopt a written plan for a transaction in securities when you are not in possession of material, nonpublic information, even if it turns out that you had such information when the transaction is actually completed. The contract, instructions, or plan must:

●	specify the amount, price and date of the transaction,

●	specify an objective method for determining the amount, price and date of the transaction, or

●	place the discretion for determining amount, price, and date of the transaction in another person who is not, at the time of the transaction, in possession of material, nonpublic information.

You may not exercise discretion or influence over the amount, price, and date of the transaction after entering into the arrangement. In this Policy, we refer to these arrangements as “Trading Plans.” The rules regarding Trading Plans are extremely complex and must be complied with completely to be effective. You should consult with your own legal advisor before proceeding with entering into any Trading Plan.

Any restrictions under this Policy that apply to you when purchasing or selling the Company’s securities also apply to you when establishing a Trading Plan. Therefore, you may not establish a Trading Plan when you are in possession of material, nonpublic information about the Company and, to the extent trading windows and special blackout periods apply to you, those restrictions must be complied with in connection with establishing a Trading Plan. All employees, officers and directors are required to receive pre-clearance from the Secretary before entering into, modifying or terminating any Trading Plan. Once a Trading Plan has been pre-cleared by the Secretary, transactions executed pursuant to that Trading Plan do not require approval. However, as noted in Section III, if you are a director or an executive officer, you must immediately report all transactions executed under a Trading Plan to the Secretary so that a Form 4 may be filed on your behalf.

In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a bona-fide Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan. Finally, modification or termination of any Trading Plan carries with it considerable risk, including the risk that previously executed transactions that occurred under the Trading Plan may be viewed as improper insider trades. For this reason, you should not modify or terminate any Trading Plan without first consulting with your own legal advisor and obtaining prior approval from the Secretary.

II. RESTRICTION ON SHORT-SWING TRADING AND SHORT SALES

A.	Purchases and Sales Within Six Months

Section 16(b) of the Exchange Act imposes liability on executive officers, members of the board of directors and certain large stockholders of the Company if they have a purchase and sale, or sale and purchase, of Company stock within a period of less than six months (referred to as a “short-swing” trade). This section provides that the Company, or any stockholder who brings a lawsuit on behalf of the Company, may recover the amount of any “profit” realized by such individual on a short-swing trade. It should be noted, however, that while Section 16(b) and the reporting requirements discussed under Section III rest on the premise that such persons are likely to possess inside information, the actual possession of the information is not a precondition to liability being imposed. In other words, because Section 16(b) is so strict, good faith in engaging in short-swing trading is irrelevant.

It does not matter whether the purchase or the sale occurs first and it is not necessary for the same shares to be involved in a pair of transactions. Nor can losses be offset against gains in a series of trades. The courts will match a pair of short-swing transactions (using a “lowest purchase price” and “highest sale price” approach) to obtain the maximum amount of spread between purchase and sale price so that one who even incurs an economic loss on a series of transactions may find himself giving up a “profit” which he never actually realized.

There are many types of transactions which constitute a “sale” or a “purchase” within the purview of this restriction. For example, the grant of an option to purchase Company stock pursuant to a stock option or similar plan may be a “purchase” in certain circumstances, so that if any shares are acquired through exercise and then sold within six months of the grant of the option, a short-swing trade will have occurred. Another example is an exchange of Company stock for property or in satisfaction of an obligation by transferring shares of Company stock, in which case the stockholder will be deemed to have sold them. In addition, a transaction involving Company stock which is effected by a person other than the stockholder, such as the stockholder’s spouse or minor child, will be deemed to have been made by the stockholder because the stockholder is regarded as being the “beneficial owner” of such stock. On the other hand, a true gift of stock will not be regarded as a sale.

In general, if a transaction is made by a person closely related to the stockholder, or by a person with respect to whom the stockholder has certain rights or powers in connection with Company stock (such as the trustee of a trust over whom the stockholder has the right to direct the disposition of Company stock), the stockholder will be regarded as having made the transaction.

Any departing executive officers or directors should not make an opposite trade within six months after the last transaction while an executive officer or director. Such a trade, if it were to occur, and the sales price be higher than the purchase price against it is matched, would subject the departing executive or director to potential 16(b) liability as discussed above.

B.	Broad-Based Employee Benefit Plans

SEC Rule 16b-3 provides some relief to executive officers and directors who are participants in a Company’s broad-based employee benefit plans (i.e., the Apimeds Pharmaceuticals US, Inc. 2024 Equity Incentive Plan). Specifically:

●	Grants under these types of plans should be exempt from section 16(b) (the liability provision) because the plans are administered by our compensation committee, which is composed exclusively of “non-employee” directors. They, however, are not exempt from reporting under section 16(a) – if you receive an award, you typically will be required to file a Form 4 reporting the grant.

●	Exercises or vesting of awards is exempt from section 16.

●	Sales of shares on the open market are not exempt – they also have to be reported on a Form 4 and subject a person to section 16(b) liability if they have had a purchase transaction within 6 months (either before or after the sale).

At this time, we have no 401(k) plan or “company stock” account – however, if one were to be adopted:

●	“Discretionary” transactions will only be exempt from “short-swing” liability if at least six months have passed since an “opposite way” transaction has occurred in the plan (or in any similar plan).

●	Discretionary transactions include an intra-plan transfer involving Company stock (a so-called “fund switch”) or a cash distribution funded by a volitional disposition of Company stock.

Therefore, if we were to adopt such a plan, among other things:

●	Executive officers should not increase the amount of a “benefit” plan election to purchase Company stock within six months of a decrease in the amount of an election to purchase stock.

●	Executive officers should not instruct the administrator of any plan to dispose of shares if they have made a new election to increase their investment in Company stock in any of the plans within the prior six months.

●	As long as executive officers do not decrease the amount of the elections to purchase stock, they can continue to increase the amounts of funds they invest in Company stock more frequently than six months. After six months has elapsed since the last increase, executive officers can then begin to decrease the amounts invested in Company stock or dispose of the stock if the plan permits and continue to elect to decrease their elections or dispose of the stock more frequently than six months.

C.	Short Sales

In addition to the foregoing, the Exchange Act prohibits the Company’s directors, executive officers, and large stockholders from making sales of any equity securities of the Company which the seller does not own at the time or, if owned, securities that will not be delivered for a period longer than 20 days after the sale, referred to as “short sales.”

D.	Options Trading

In addition to the foregoing, the Exchange Act prohibits the Company’s insiders from buying or selling puts or calls or other derivative securities on the Company’s securities.

E.	Trading on Margin or Pledging

In addition to the foregoing, the Exchange Act prohibits the Company’s insiders from holding Company securities in a margin account or pledge Company securities as collateral for a loan.

F.	Hedging

In addition to the foregoing, the Exchange Act prohibits the Company’s insiders from entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

III. REPORTING CHANGES IN OWNERSHIP OF COMPANY COMMON STOCK

A.	General

Section 16(a) of the Exchange Act provides that executive officers, members of the board of directors and certain large shareholders of the Company must file with the SEC an initial report disclosing the amount of equity securities of the Company of which such person is a “beneficial owner.” This initial report is made on Form 3. Section 16(a) requires that any reporting persons subject to Section 16(a) must file electronically a transaction report on Form 4 with the SEC before the end of the second business day following the day on which the transaction is executed. Section 16(a) requires that a Form 5 must generally be filed electronically within 45 days after the end of the Company’s fiscal year.

B.	Covered Persons

Section 16(a) applies to all directors and officers of a public company and all beneficial owners of more than 10% of a public company’s registered equity securities. An “officer” is defined in the SEC’s Rule 16a-1(f) to mean generally a company’s president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function, and any other officer who performs a policy-making function. To distinguish the officers subject to Section 16(a) from other officers of the Company, this policy uses the term “executive officers” to describe those Company officers subject to Section 16(a).

In addition, because Section 16(a) is concerned with the beneficial ownership of securities, and because beneficial ownership entails voting and investment power rather than simply record ownership, reporting persons must be aware of and report the securities transactions effected by all related persons and entities whose stock ownership is attributable to them under Section 16(a) (e.g., family members living in the same household, trusts, partnerships, and corporations).

C.	Covered Transactions

Section 16(a) applies to virtually every form of change in beneficial ownership of securities. Purchases and sales, gifts, contributions to trusts, stock option grants and exercises, restricted stock grants, stock grants under deferred compensation plans, intra-plan transfers involving an issuer equity security fund, Rule 10b5-1 plan transactions, and other transfers of securities must be reported on a Form 4 filed with the SEC before the end of the second business day following the day on which the transaction is executed.

D.	Reports to the Company

The reporting requirements on Forms 3, 4 and 5 are the personal obligation of the reporting person. The Company will assist the reporting person in complying with these reporting requirements. In order to enable the Company to complete and file the reports on the reporting person’s behalf, the reporting person must immediately notify the Company when a transaction is consummated. This notification must be received by the Secretary not later than the first business day after the date on which the transaction occurs and must include the following information: (i) date of transaction; (ii) number of shares acquired or disposed of; (iii) price per share; and (iv) number of shares beneficially owned at the end of the month.

In addition, the Company will notify reporting persons monthly of the number of shares of Company stock which are shown on the Company’s records as being beneficially owned by them as of the end of each month. The reporting person must reconcile this information if it is incorrect.

E.	Possible Sanctions

Any late or delinquent Form 4 filings are required to be reported in the Company’s proxy statement. In addition, the SEC has been granted broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provision of the federal securities laws. Such relief could take the form of SEC enforcement proceedings that result in civil or criminal penalties, including monetary fines and imprisonment in particularly egregious cases.

F.	Sales of “Control” and Restricted Stock Pursuant to Rule 144

The Company will also assist directors and officers with the reporting requirements for sales under Rule 144 promulgated under the Securities Act of 1933, as amended. Questions about Rule 144 should be addressed to the Secretary prior to the consummation of a transaction.

IV. ACKNOWLEDGMENT AND CERTIFICATION

All Company insiders are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date: ________________________